Exhibit 99.1

January 28, 2020

Franklin Financial Reports 2019 Earnings

 (Chambersburg, PA)  Franklin Financial Services Corporation (NASDAQ: FRAF), the bank holding company of F&M Trust (the Bank), reported consolidated earnings of $4.4 million ($1.01 per diluted share) for the fourth quarter ended December 31, 2019, compared to third quarter 2019 earnings of $4.5 million ($1.03 per diluted share) and fourth quarter 2018 earnings of $3.8 million ($0.86 per diluted share). Net income for 2019 was $16.1 million ($3.67 per diluted share) compared to $6.1 million ($1.39 per diluted share) for the same period in 2018.

A summary of operating results for 2019 are as follows:

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2019 net interest income increased $1.5 million to $42.1 million compared to $40.7 million in 2018. Average interest-earning assets for 2019 increased $66.5 million over 2018. The average balance of the loan portfolio increased $5.1 million due to a lesser dependence on purchased loan participations and slower loan demand. The average balance of the investment portfolio and interest-bearing cash increased $61.5 million and accounted for most of the growth in interest-earning assets. The yield on earning assets increased 13 basis points over 2018 due to short-term market rate increases during the year, with the yield on the loan portfolio increasing 26 basis points year-over-year. These changes resulted in a $4.4 million increase in interest income. This increase was partially offset by an increase in interest expense of $2.9 million driven by an increase of $53.8 million in average interest-bearing balances and an increase of 29 basis points on the cost of these funds from 0.49% in 2018 to 0.78% in 2019. For 2019, the net interest margin was 3.68% compared to 3.78% in 2018.

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The provision for loan loss expense decreased $9.7 million compared to 2018. The provision expense for the year-ended 2018 was affected by the impairment charges on a loan participation initially reported in the Corporation’s current report on Form 8-K filed May 31, 2018.

•

Noninterest income increased $2.8 million, driven primarily by an increase in fee income from Investment and Trust services, gains from the sale of debt securities and an increase in fees from newly originated mortgages sold into the secondary market. In addition, noninterest income was enhanced by gains on the sale of property owned by the Corporation ($597 thousand) and a gain on the sale of OREO property ($557 thousand).

•

Noninterest expense increased by $945 thousand, primarily due to an increase in salaries and incentive plans, increases in data processing expenses from increased mobile offerings and the cost of a building feasibility study.

Total assets at December 31, 2019 were $1.3 billion, a 5.1% increase when compared with total assets at December 31, 2018. Significant balance sheet changes since December 31, 2018 include:

•	Interest-bearing deposits in other banks increased $39.6 million from pay-offs in the loan portfolio and deposit growth.
•

The loan portfolio decreased by 4.0%, or $38.8 million, to $934.6 million, primarily due to several large commercial participation payoffs of approximately $35.0 million as the Bank continues to transition away from loan transactions without business relationships.

•	A lease liability and a right-of-use asset of $6.2 million were initially recognized in 2019.

•	Deposits increased $42.8 million primarily in interest-bearing commercial and municipal deposits.
•	Shareholders’ equity increased $9.1 million due primarily to an increase in retained earnings.

“For the fourth quarter, and for 2019 as a whole, we have been pleased to be able to continue to build on our solid core earnings while making investments in our company’s future and reducing overall risk to the bank,” said Timothy G. Henry, President and CEO. “Net income for the year was at a record high, but more importantly we have restructured our loan portfolio to reduce risk and seen significant development in two key fee income business lines, Investment & Trust services and residential mortgage lending. By increasing our profitability and reducing risk, we are positioning ourselves well for the future growth of our company. 2020 will present new challenges for the bank but as we move forward you can expect to see more investments in our product lines, technology and infrastructure all being done with a mind towards growing the company for the benefit of our shareholders and the communities and customers we serve.”

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1.3 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking locations in Franklin, Cumberland, Fulton and Huntingdon Counties. Franklin Financial stock is trading on the Nasdaq Stock Market under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company's consolidated financial statements when filed with the Securities and Exchange Commission ("SEC"). Accordingly, the financial information in this announcement is subject to change.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

Earnings Summary (1)	For the Three Months Ended					For the Twelve Months Ended (1)
(Dollars in thousands, except per share data)	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018	2019	2018	% Change

Interest income	$12,130	$12,722	$12,396	$11,989	$11,849	$49,235	$44,868	9.7%
Interest expense	1,734	1,887	1,833	1,660	1,343	7,113	4,214	68.8%
Net interest income	10,396	10,835	10,563	10,329	10,506	42,122	40,654	3.6%
Provision for loan losses	-	(162)	-	399	375	237	9,954	-97.6%
Noninterest income	5,083	3,478	3,696	3,165	3,140	15,424	12,629	22.1%
Noninterest expense	10,304	8,991	9,606	9,412	8,961	38,314	37,369	2.5%
Income before income taxes	5,175	5,484	4,653	3,683	4,310	18,995	5,960	218.7%
Income taxes	780	985	669	446	506	2,880	(165)	-1845.5%
Net income	$4,395	$4,499	$3,984	$3,237	$3,804	$16,115	$6,125	163.1%

Diluted earnings per share	$1.01	$1.03	$0.90	$0.73	$0.86	$3.67	$1.39	164.0%
Regular cash dividends declared	$0.30	$0.30	$0.30	$0.27	$0.27	$1.17	$1.05	11.4%
(1) Due to rounding, the sum of the quarters may not equal the amount reported for the year

Balance Sheet Highlights (as of)	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Total assets	$1,270,923	$1,301,773	$1,252,141	$1,212,960	$1,209,587
Investment and equity securities	187,873	147,712	129,812	128,258	131,846
Loans, net	922,609	925,033	969,904	967,785	960,960
Deposits	1,125,392	1,159,601	1,113,049	1,076,491	1,082,629
Shareholders' equity	127,528	126,100	123,914	121,491	118,396

Assets Under Management (fair value)
Investment and Trust Services	790,949	763,296	763,237	753,086	684,825
Held at third party brokers	127,976	121,466	125,448	127,515	122,213

Performance Ratios (as of or for the YTD period ended)	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Return on average assets*	1.29%	1.26%	1.18%	1.08%	0.52%
Return on average equity*	13.17%	12.89%	12.02%	10.90%	5.34%
Book value, per share	$29.30	$29.03	$28.21	$27.54	$26.85
Tangible book value	$27.23	$26.95	$26.21	$25.50	$24.81
Market value, per share**	$38.69	$35.55	$38.24	$36.00	$31.50
Market value/book value ratio	132.05%	122.46%	135.55%	130.72%	117.32%
Market value/tangible book value	142.11%	131.90%	145.90%	141.18%	126.96%
Price/earnings multiple year-to-date	10.54	10.01	11.73	12.33	22.66
Current quarter dividend yield	3.10%	3.38%	3.14%	3.00%	3.43%
Dividend payout ratio year-to-date	31.74%	32.52%	34.75%	36.82%	75.07%
Net interest margin	3.68%	3.75%	3.80%	3.86%	3.78%
Nonperforming loans / gross loans	0.42%	0.53%	0.59%	0.60%	0.27%
Nonperforming assets / total assets	0.31%	0.59%	0.68%	0.70%	0.44%
Allowance for loan loss / loans	1.28%	1.30%	1.28%	1.29%	1.28%
Net loans charged-off/average loans*	0.07%	0.06%	0.05%	0.05%	0.97%

* Year-to-date annualized
** Based on the closing price of FRAF on the Nasdaq Capital Market for December 31, September 30 and June 30, 2019, and the OTCQX for all prior periods